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                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [ ]
          Filed by a Party other than the Registrant [X]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [ ]  Definitive Proxy Statement
          [X]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                            WALLACE COMPUTER SERVICES, INC.
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

                                GUY P. WYSER-PRATTE
          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

          .................................................................

          [X]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

          .................................................................

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          .................................................................

               3)   Filing Party:

          .................................................................

               4)   Date Filed:

          .................................................................


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CONTACT:
Stan Kay
MacKenzie Partners, Inc.
212/929-5940

FOR IMMEDIATE RELEASE:

             LEADING INDEPENDENT SHAREHOLDER ADVISORY FIRM ENDORSES WYSER-PRATTE TENDER OFFER BY-LAW PROPOSAL IN WALLACE PROXY CONTEST

NEW YORK, NEW YORK, OCTOBER 30, 1996 -- Wyser-Pratte & Co., Inc. announced today that Institutional Shareholder Services, Inc. has recommended that its clients vote for a Tender Offer By-law amendment sponsored by Wyser-Pratte at the contested Wallace Computer Services, Inc. (NYSE: WCS) Annual Meeting scheduled for Wednesday, November 6, 1996.

The Tender Offer By-law amendment proposal requires shareholder approval if the Wallace Board of Directors were to oppose a qualified, all-cash tender offer for more than 90 days following the commencement of the offer. With the proposed By-law in place, the Board would not be able to unilaterally "just say no" for more than 90 days, without the approval of shareholders.

Institutional Shareholder Services (I.S.S.), based in Bethesda, Maryland, is a leading independent advisor to several hundred institutional investors and provides voting recommendations for proxy contests, corporate governance proposals and other shareholder related issues.

The I.S.S. report states that "We recommend a vote FOR the by-law proposal. We think the paramount issue raised... is the right of shareholders as the true owners of the company to ultimately determine whether they can sell their shares at a given price when presented with the opportunity."

The ISS report continues, "...shareholders on average have more to lose by not having the right to decide for themselves the worthiness of an offer" and "...as demonstrated by the circumstances surrounding Wallace over the past year, shareholders have gained little from the company's rejection of the Moore bid and its refusal to negotiate with the bidder."

ISS listed many benefits in its 25 page report to its clients as reasons for supporting this proposal. Among those stated were the following:

        "Shareholders can evaluate offers independently and judge for themselves whether they wish to accept an offer without undue interference by the board."

                                    - more -

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Wyser-Pratte & Co., Inc.
October 30, 1996
Page Two



        "In this instance, Wallace could end up with a higher valuation through a new tender offer that might not otherwise occur if the company's defensive shields remain in place."

        "The proposal affords an ample period of time for the board to negotiate or seek the best possible offer once it had been presented to shareholders."

Guy Wyser-Pratte, President of Wyser-Pratte & Co., commented, "We are delighted that our Tender Offer By-law proposal has been endorsed by the one of the leading advisory firms that recommends how institutional shareholders should vote in contested proxy situations. Such a third-party endorsement gives independent credibility to the efficacy of our proposal and we hope that all shareholders will heed the results of ISS's thorough, independent analysis and vote FOR our proposal in accordance with ISS's recommendation."

"I would also like to point out," Mr. Wyser-Pratte continued, "that the ISS report criticizes the Goldman Sachs valuation calculation which formed the basis for Goldman's advice to reject the Moore offer. ISS criticizes Goldman for basing its price-earnings multiple on the market price of the stock the day prior to the announcement of the Moore bid when the market price appears to have been artificially inflated by rumors of the bid."

"We strongly believe", Mr. Wyser-Pratte concluded, "that Goldman Sachs, for the 10 million dollar fee it charged Wallace, should provide flawless work. The ISS critique of Goldman's valuation calculations also demonstrates that shareholders should have the opportunity to review and correct if necessary, the studies the Board relies upon for its decision to reject or accept an offer. Clearly, mistakes can and have occurred to the detriment of shareholder value."

Mr. Wyser-Pratte added that though he was disappointed that ISS did not support the Wyser-Pratte nominees or the business combination statute proposal, he encouraged all shareholders to "send a messsage to the Board by voting FOR our nominees and FOR the proposal to opt out of Delaware's business combination statute to complete the process of shareholders taking back its rightful power to control the future direction of Wallace Computer."

Wyser-Pratte and Co., Inc. a New York City investment firm specializing in special situations and event arbitrage, is the beneficial owner of 1,057,000 Wallace common shares, or about 2.3% of the Company.

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